Exhibit 99.1

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

872/802-4227

ENTERTAINMENT GAMING ASIA INC. REPORTS FOURTH QUARTER AND

2015 FISCAL YEAR RESULTS

- Fourth Quarter Earnings Impacted by $2.6 Million in Non-Cash Impairment Charges –

- Record Gaming Products Performance and Improvements in Gaming Operations

Drive Fiscal Year Profitability –

Hong Kong – March 10, 2016 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (“Entertainment Gaming Asia” or “the Company”), a gaming company focused on emerging gaming markets in Pan-Asia, today reported operating results for the fourth quarter and fiscal year ended December 31, 2015 and reviewed recent corporate progress.

Key Financial Metrics

•	Consolidated revenues of $7.3 million for the fourth quarter and $31.5 million for the 2015 fiscal year
•	Adjusted EBITDA (earnings from continuing operations before interest, taxes, depreciation, amortization and non-cash charges) of $2.1 million for the fourth quarter and $11.2 million for the 2015 fiscal year
•	Net loss of $2.7 million for the fourth quarter and net income of $820,000 for the 2015 fiscal year, which includes $2.6 million in non-cash impairments taken in the fourth quarter of 2015 in connection with the Company’s annual valuation review
•	Cash balance of $30.7 million and zero debt as of December 31, 2015

Fourth Quarter of 2015 Financial Performance

The Company’s fourth quarter of 2015 consolidated revenue was $7.3 million, a decrease of 12% compared to $8.3 million in the fourth quarter of 2014 due to a decrease in gaming product sales partially offset by an increase in gaming operations revenue.

Gaming operations revenue was $4.7 million for the fourth quarter of 2015, an increase of 15% compared to $4.1 million in the fourth quarter of 2014. Average consolidated daily net win per unit was $131 for the fourth quarter of 2015, an increase of 22% compared to $107 in the fourth quarter of 2014. The increases were primarily due to improvements in the Cambodia operations.

Cambodia average daily net win per unit was $164 for the fourth quarter of 2015, an increase of 27% compared to $129 in the prior year period primarily due to improved performance for NagaWorld and Thansur Bokor. NagaWorld average daily net win per unit was $234 in the fourth quarter of 2015, an increase of 19% compared to $197 in the prior year period mainly as a result of an increase in VIP player traffic.

Philippines average daily net win per unit was $67 for the fourth quarter of 2015, an increase of 3% compared to $65 in the prior year period primarily due to increased marketing programs.

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Entertainment Gaming Asia Reports Q4 and 2015 Fiscal Year Earnings Results, 3/10/2016	page 2

Revenue from gaming products was $2.6 million for the fourth quarter of 2015 compared to $4.2 million in the fourth quarter of 2014. The decrease was primarily a result of lower product sales in the fourth quarter of 2015 compared to the prior year period, which benefitted from two significant gaming chip and plaque orders from the Philippines totaling $4.0 million. Despite the decrease in revenue, the Company achieved a gross profit of $170,000 for this division for the fourth quarter of 2015 compared to a gross margin loss of $570,000 in the prior year period. The gross margin increase was primarily due to improved production efficiencies for gaming chips and plaques in the fourth quarter of 2015 and production inefficiencies related to the plaque operations in the fourth quarter of 2014.

Selling, general and administrative (SG&A) and research and development (R&D) expenses totaled $2.1 million for the fourth quarter of 2015 compared to $2.5 million in the fourth quarter of 2014.

In connection with its annual valuation review, the Company recorded a non-cash impairment charge totaling $2.6 million as of December 31, 2015. The impairment primarily related to the write-down of building infrastructure and related gaming assets for Dreamworld Poipet as the carrying values of these assets were higher than the expected value of the projected future cash flows.  It also included the write-down of certain assets related to historical Cambodia gaming projects that are no longer intended to be pursued. By comparison, the Company recorded an impairment of $121,000 in the fourth quarter of 2014 primarily related to the write-down of obsolete plant and machinery for the gaming products business.

Entertainment Gaming Asia reported adjusted EBITDA of $2.1 million in the fourth quarter of 2015 compared to $370,000 in the fourth quarter of 2014.

The Company reported a net loss of $2.7 million, or $0.18 per share, on a weighted average diluted share count of 14.5 million shares for the fourth quarter of 2015. This compared to a net loss of $1.5 million, or $0.15 per share, on a weighted average diluted share count of 10.2 million shares for the fourth quarter of 2014. The fourth quarter of 2014 net loss included net income of $90,000 from discontinued operations related to a gain on disposal of Dreamworld Pailin. Excluding the discontinued operations, the Company reported a net loss from continuing operations of $1.6 million, or $0.16 per share, for the fourth quarter of 2014.

The increase in net loss from continuing operations was primarily a result of the $2.6 million non-cash impairment charge, a $404,000 loss on the disposition of obsolete gaming equipment for the gaming products division, higher R&D expenses related to new projects and tax expenses compared to benefits in the prior year period. These factors were partially offset by higher gaming operations revenue and higher gaming products gross margin in the fourth quarter of 2015 and lower SG&A expenses largely due to a $520,000 provision of an uncollectable receivable for a tax refund related to the Philippines operations taken in the fourth quarter of 2014.

2015 Fiscal Year Financial Performance:

Consolidated revenue was $31.5 million for the 2015 fiscal year, an increase of 41% compared to $22.4 million for the 2014 fiscal year due to increases in both the gaming operations and gaming products business divisions.

Gaming operations revenue was $18.1 million for the 2015 fiscal year, an increase of 11% compared to $16.4 million in the 2014 fiscal year. Average consolidated daily net win per unit was $122 for the 2015 fiscal year, an increase of 16% compared to $105 in the 2014 fiscal year. The increases were due to improvements in the Cambodia operations partially offset by declines in the Philippines operations.

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Entertainment Gaming Asia Reports Q4 and 2015 Fiscal Year Earnings Results, 3/10/2016	page 3

Cambodia average daily net win per unit was $152 for the 2015 fiscal year, an increase of 24% compared to $123 in the prior year primarily due to improved performance at NagaWorld and a lower machine base at Thansur Bokor. NagaWorld average daily net win per unit was $225 in the 2015 fiscal year, an increase of 19% compared to $189 in the prior year mainly as a result of lower player traffic in the 2014 fiscal year primarily due to political and labor unrest in the first half of the year and NagaWorld renovations of the casino floor that impacted certain areas of the Company’s slot operations in the second half of the year.

Philippines average daily net win per unit was $65 for the 2015 fiscal year, a decrease of 8% compared to $71 in the prior year. The decrease was primarily due to increased competition from the development of integrated casino resorts in Manila over the last several years.

Revenue from gaming products was $13.4 million for the 2015 fiscal year compared to $6.0 million in the 2014 fiscal year. The increase was primarily a result of higher gaming chip and plaque sales related to both new casino openings and existing customer reorders in the 2015 fiscal year compared to the prior year. Orders from new casino openings represented $4.8 million and $3.5 million in revenue for the 2015 and 2014 fiscal years, respectively. The Company achieved a gross profit of $2.1 million for this division for the 2015 fiscal year compared to a gross margin loss of $1.8 million in the prior year. The gross margin increase was primarily due to higher production volumes and improved efficiencies for gaming chips and plaques in the 2015 fiscal year and production inefficiencies related to the plaque operations and temporary machinery issues in the 2014 fiscal year.

SG&A and R&D expenses totaled $6.4 million for the 2015 fiscal year compared to $6.9 million in the 2014 fiscal year.

Entertainment Gaming Asia reported adjusted EBITDA of $11.2 million in the 2015 fiscal year compared to $5.1 million in the 2014 fiscal year.

Income tax expenses were $217,000 in the 2015 fiscal year compared to a benefit of $41,000 in the prior year. The 2015 tax expense was mainly due to a tax provision for the Philippines operations, as its tax loss had been fully utilized in the 2014 fiscal year.

The Company reported net income of $820,000, or $0.06 per share, on a weighted average diluted share count of 14.5 million shares for the 2015 fiscal year. This compared to a net loss of $2.8 million, or $0.35 per share, on a weighted average diluted share count of 8.2 million shares for the 2014 fiscal year. The 2014 fiscal year included a net loss of $325,000 from discontinued operations related to Dreamworld Pailin. Excluding the discontinued operations, the Company reported a net loss from continuing operations of $2.5 million, or $0.31 per share, for the 2014 fiscal year.

The increase in net income from continuing operations was primarily a result of the significant improvement in gaming products sales and gross margin, an increase in gaming operations revenue and a reduction in SG&A expenses. The increase was partially offset by the $2.6 million non-cash impairment charge and the loss on the disposition of obsolete gaming equipment for the gaming products division in the fourth quarter of 2015, tax expenses compared to benefits in the prior year period and higher foreign currency losses due to the settlement of U.S. dollar denominated payables for the Philippines operations with an appreciated U.S. dollar in the 2015 fiscal year.

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Entertainment Gaming Asia Reports Q4 and 2015 Fiscal Year Earnings Results, 3/10/2016	page 4

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “We are pleased to report a profitable 2015 fiscal year driven by strong gaming operations revenue, record gaming products performance and cost controls. We accomplished this despite incurring approximately $3.0 million in non-cash charges associated with both impairments of certain gaming operations assets and the loss on disposal of obsolete equipment for the gaming products division in the fourth quarter.

As a result of this solid performance, we have increased our cash position by nearly $13.4 million in the 2015 fiscal year to $30.7 million as of December 31, 2015. We are focused on utilizing these resources to secure projects in new and existing markets with the goal of fueling long-term growth for the Company.”

Entertainment Gaming Asia is hosting a conference call and simultaneous webcast at 8:30 a.m. ET today, March 10, 2016, both of which are open to the general public. The conference call number is 800/768-9711 or 212/231-2922. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.EGT-Group.com. Please allow 15 minutes to register and download and install any necessary software.  Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.EGT-Group.com.

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT), an indirect, majority-owned subsidiary of Melco International Development Limited, is a gaming company in Pan-Asia engaged in the leasing of electronic gaming machines on a lease and revenue sharing basis to the gaming industry in Cambodia and the Philippines and the development and operation of gaming venues in Asia under its “Dreamworld” brand.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos under its “Dolphin” brand.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the Company’s slot operations business model, growth of the gaming industry in Asia, the Company’s ability to secure new projects and fund those projects, expectations for the growth and profitability of the Company’s gaming chips and plaques operations and expectations for expanding its business model to new businesses that will provide growth for the Company. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to the Company’s ability to: place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed; identify and implement successful marketing and promotional strategies for the Company’s gaming projects and identify and successfully develop additional projects; acquire additional capital as and when needed; identify and implement successful marketing and promotional strategies and obtain and fulfill significant purchase orders from the customers for the Company’s gaming chips and plaques; successfully improve manufacturing processes and enhance production efficiencies for the Company’s gaming chips and plaques; adapt to potential changes in gaming policies and political stability in the countries in which the Company operates and those other risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 26, 2015 and subsequently filed quarterly reports on Form 10-Q. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

- financial tables follow -

Entertainment Gaming Asia Reports Q4 and 2015 Fiscal Year Earnings Results, 3/10/2016	page 5

Entertainment Gaming Asia Inc.

Consolidated Statements of Comprehensive Income/(Loss)

(Unaudited)

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
				(Audited)
(amounts in thousands, except per share data)	2015	2014	2015	2014
Revenues:
Gaming operations	4,720	4,096	18,127	16,364
Gaming products	2,598	4,226	13,382	5,998
Total revenues	7,318	8,322	31,509	22,362

Operating costs and expenses:
Cost of gaming operations
Gaming property and equipment depreciation	720	857	3,073	3,538
Casino contract amortization	606	610	2,436	2,445
Other gaming related intangibles amortization	63	63	252	252
Other operating costs	1,015	926	3,733	3,543
Cost of gaming products	2,428	4,796	11,252	7,781
Selling, general and administrative expenses	1,751	2,425	5,955	6,528
Impairment of assets	2,563	121	2,563	121
Loss on disposition of assets	404	79	382	55
Research and development expenses	305	76	421	387
Depreciation and amortization	53	60	212	219
Total operating costs and expenses	9,908	10,013	30,279	24,869

(Loss)/income from operations	(2,590)	(1,691)	1,230	(2,507)

Other (expenses)/income:
Interest expense and finance fees	—	(2)	(3)	(4)
Interest income	3	1	13	2
Foreign currency losses	(31)	(6)	(241)	(60)
Other	11	5	38	22
Total other expenses	(17)	(2)	(193)	(40)
(Loss)/income from continuing operations before income tax	(2,607)	(1,693)	1,037	(2,547)

Income tax (expenses)/benefit	(51)	85	(217)	41

Net (loss)/income from continuing operations	(2,658)	(1,608)	820	(2,506)
Net income/(loss) from discontinued operations, net of tax	—	90	—	(325)

Net (loss)/income attributable to EGT stockholders	$(2,658)	$(1,518)	$820	$(2,831)

Other comprehensive income/(loss):
Foreign currency translation	35	46	(44)	11
Total other comprehensive income/(loss), net of tax	35	46	(44)	11

Comprehensive (loss)/income attributable to EGT stockholders	$(2,623)	$(1,472)	$776	$(2,820)

Per share data (basic and diluted):
(Loss)/earnings	$(0.18)	$(0.15)	$0.06	$(0.35)
(Loss)/earnings from continuing operations	$(0.18)	$(0.16)	$0.06	$(0.31)
Earnings/(loss) from discontinued operations, net of tax	$—	$0.01	$—	$(0.04)

Weighted average common shares outstanding:
Basic	14,460	10,223	14,457	8,188
Diluted	14,460	10,223	14,485	8,188

All historical revenues and expenses associated with Dreamworld Pailin, which ceased operation in June 2014, have been reclassified as discontinued operations for the presented periods. Historical share amounts have been proportionally adjusted to reflect the impact of the Company’s 1:4 reverse stock split effected on February 26, 2015 for the presented periods.

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Entertainment Gaming Asia Reports Q4 and 2015 Fiscal Year Earnings Results, 3/10/2016	page 6

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2015	2014
(amounts in thousands, except per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,681	$17,301
Accounts receivable, net	724	830
Amounts due from related parties	257	2,112
Other receivables	78	316
Inventories	2,378	2,617
Prepaid expenses and other current assets	295	1,447
Contract amendment fees	18	—
Total current assets	34,431	24,623

Gaming equipment, net	2,985	5,624
Casino contracts	528	2,982
Property and equipment, net	5,919	8,895
Goodwill	332	351
Intangible assets, net	391	595
Contract amendment fees	—	126
Deferred tax asset	274	142
Prepaids, deposits and other assets	425	1,316
Total assets	$45,285	$44,654

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$288	$645
Amounts due to related parties	239	47
Accrued expenses	1,755	2,009
Income tax payable	2	—
Deferred revenues, current portion	9	—
Customer deposits and other current liabilities	529	306
Total current liabilities	2,822	3,007

Other liabilities	880	845
Deferred tax liability	29	107
Total liabilities	3,731	3,959

Stockholders’ equity:
Common stock, $.001 par value, 38,000,000 shares authorized;14,464,220 and 14,471,095 shares issued and outstanding, respectively	14	14
Additional paid-in-capital	47,763	47,680
Accumulated other comprehensive income	709	753
Accumulated losses since January 1, 2011 ($386.1 million accumulated deficit eliminated)	(6,933)	(7,753)
Total EGT stockholders’ equity	41,553	40,694
Non-controlling interest	1	1
Total stockholders’ equity	41,554	40,695
Total liabilities and stockholders’ equity	$45,285	$44,654

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Entertainment Gaming Asia Reports Q4 and 2015 Fiscal Year Earnings Results, 3/10/2016	page 7

Entertainment Gaming Asia Inc.

Adjusted EBITDA from Continuing Operations

(Unaudited)

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
				(Audited)
(amounts in thousands)	2015	2014	2015	2014
Net (loss)/income from continuing operations – GAAP basis	$(2,658)	$(1,608)	$820	$(2,506)
Interest expense and finance fees	—	2	3	4
Interest income	(3)	(1)	(13)	(2)
Income tax expenses	51	(85)	217	(41)
Depreciation and amortization	1,731	1,861	7,100	7,289
Stock-based compensation expenses	15	1	83	160
Impairment of assets	2,563	121	2,563	121
Loss on disposition of assets	404	79	382	55
Adjusted EBITDA from continuing operations	$2,103	$370	$11,155	$5,080

Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-cash operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted EBITDA does not include depreciation or interest expense and,  therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Entertainment Gaming Asia’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

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Entertainment Gaming Asia Reports Q4 and 2015 Fiscal Year Earnings Results, 3/10/2016	page 8

Entertainment Gaming Asia Inc.

Gaming Operations Performance Metrics

(Unaudited)

	Three-Month Period		Year Ended
	Ended December 31,		December 31,
				(Audited)
	2015	2014	2015	2014
Net Revenue to EGT (in thousands)
Cambodia	$3,887	$3,204	$14,614	$12,442
Philippines	667	648	2,585	2,912
Service revenue(1)	166	244	928	1,010
Consolidated	$4,720	$4,096	$18,127	$16,364

Average Daily Net Win (per unit)
Cambodia	$164	$129	$152	$123
Philippines	67	65	65	71
Consolidated	131	107	122	105

EGM Seats in Operation
Cambodia			993	1,062
Philippines			550	557
Consolidated			1,543	1,619

(1) Service revenue represents reimbursements of certain expenses, which for accounting purposes, are included in the revenue and grossed up in the cost of gaming operations.

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